Exhibit 99.1

Immune Design Appoints Lewis W. Coleman to Board of Directors

SEATTLE and SOUTH SAN FRANCISCO, March 19, 2015 -- Immune Design (Nasdaq: IMDZ), a clinical-stage immunotherapy company focused on cancer, today announced the appointment of Lewis W. Coleman to the company’s board of directors.

Mr. Coleman most recently served as Vice-Chairman of DreamWorks Animation. During his 10 years at DreamWorks, he previously held several positions including President and CFO. He retired as Vice-Chairman on January 30, 2015.

“Lew brings to our Board extensive experience at an operational level and deep knowledge of the financial industry and capital creation. He will be an invaluable resource to help continue the building of Immune Design as a company in the exciting world of cancer immunotherapy,” said Carlos Paya, M.D., Ph.D., President and Chief Executive Officer at Immune Design.

Prior to DreamWorks, Mr. Coleman served as President of the Gordon and Betty Moore Foundation from its founding in November 2000 to December 2004. His previous professional activity was in leading operational roles in the financial industry. Mr. Coleman served as a managing partner of Montgomery Securities, Chairman of Nations Bank Securities and Chairman of Banc of America Securities from 1995 to 2000. Prior to that, Mr. Coleman held key roles at Bank of America and its parent company from 1986 to 1995. During this period he served as Senior Credit Officer of the wholesale bank, head of securities trading, head of the world banking group and CFO. Mr. Coleman spent the previous thirteen years at Wells Fargo Bank where his positions included Head of International Banking, Chief Personnel Officer and Chairman of the Credit Policy Committee.

In addition to his operational experience, Mr. Coleman has served on the boards of Northrop Grumman and Chiron Corporation as the lead Director, and on the boards of Regal Entertainment, Bank of America, and DreamWorks Animation. He currently serves on the boards of two privately owned financial technology companies. He received a B.A. in Economics from Stanford University.

“Immune Design’s innovative approaches have the potential to address significant unmet medical needs of patients with cancer and other serious diseases. Having seen the caliber of individuals within the Board, advisory boards and the company, I am excited to join this novel company and help it realize its full potential,” said Mr. Coleman. “I look forward to working with the Board and the management team.”

About Immune Design

Immune Design is a clinical-stage immunotherapy company employing next-generation in vivo approaches to enable the body's immune system to fight disease. The company's technologies are engineered to activate the immune system's natural ability to generate and/or expand antigen-specific cytotoxic T cells, while enhancing other immune effectors, to fight cancer and other chronic diseases. Immune Design's three on-going immuno-oncology clinical programs are the product of its two synergistic discovery platforms, ZVexTM and GLAASTM. Immune Design has offices in Seattle and South San Francisco. For more information, visit www.immunedesign.com.

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